Exhibit 10(b)(2)

UNIT POWER AGREEMENT

by and between

AEP GENERATING COMPANY

and

COLUMBUS SOUTHERN POWER COMPANY

dated as of

March 15, 2007

b

POWER PURCHASE AND SALE AGREEMENT

THIS UNIT POWER AGREEMENT (this “Agreement”), dated as of March 15, 2007, is by and between AEP Generating Company, an Ohio corporation (“Seller”), and COLUMBUS SOUTHERN POWER COMPANY an Ohio corporation (“Buyer”).  Buyer and Seller are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A.           Seller, a subsidiary of American Electric Power Company, Inc., has agreed to purchase the Lawrenceburg Generating Station from an affiliate of Public Service Enterprise Group for approximately $325 million, subject to the satisfaction of certain conditions precedent, including the receipt of required regulatory approvals from the Federal Energy Regulatory Commission (FERC) and Indiana Utility Regulatory Commission.

B.           The Lawrenceburg Generating Station, located in Lawrenceburg, Ind., is a combined-cycle, natural-gas power plant with a generating capacity of 1,096 megawatts that  began commercial operation in June 2004.

C.           The Parties desire to enter into a transaction in which Seller sells and Buyer purchases all of the capacity, and associated unit contingent energy and ancillary services, as delivered or made available from the Lawrenceburg Generating Station, for an initial term of approximately ten (10) years.

D.           The Parties desire to set forth certain terms and conditions applicable to such transaction.

In consideration of mutual covenants and agreements contained herein, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1           Defined Terms.  Unless otherwise defined herein, the following terms, when used herein, shall have the meaning set forth below:

“Affected Party” has the meaning set forth in Section 3.7.

“Affiliate” means, with respect to any Person, any other Person (other than an individual) that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.  For this purpose, “control” means the direct or indirect ownership of fifty percent (50%) or more of the outstanding capital stock or other equity interests having ordinary voting power.

“Agreement” means this Unit Power Agreement.

 “Allowances” means emission allowances, emission credits, and any similar rights related to emissions of NOx, SO2, CO2, mercury, particulates or any other substance under any relevant federal, state or local law or recognized by any Governmental Authority or other entity, and all other environmental attributes.

“Ancillary Services” means regulation and frequency response services; energy imbalance services; automatic generating control services; spinning, non-spinning, supplemental and replacement reserve services, reactive power and voltage support services, black start services and all other services or products ancillary to the operation of the Facility that are defined as ancillary services in the Transmission Operator’s relevant transmission tariff or are commonly sold or saleable, to the extent that the assets comprising the Facility are technically capable of providing those services or products.

“Approvals” means all approvals, permits, licenses, consents, waivers or other authorizations from, notifications to, or filings or registrations with, third parties, including without limitation, Governmental Approvals.

“Business Day” means any day except a Saturday, Sunday, or a United States Federal Reserve Bank holiday.  A Business Day shall open at 8:00 a.m. and close at 5:00 p.m. local time at the relevant Party’s principal place of business.  The relevant Party, in each instance unless otherwise specified, shall be the Party from whom the notice, payment or delivery is being sent and by whom the notice or payment or delivery is to be received.

“Buyer” has the meaning set forth in the preamble hereto.

“Buyer’s Contractual Capacity” means all of the Capacity of the Facility, which entitlement is approximately 1,096 MW as of the date set forth in the preamble to this Agreement.

 “Capacity” means the output level, expressed in MW, that the Facility, or the components of equipment thereof, is capable, as of a given moment, of continuously producing and making available at the Delivery Point, taking into account the operating condition of the equipment at that time, the auxiliary loads and other relevant factors.

“Capital Improvements Work” shall mean the modeling, studying, engineering, design, procurement, purchasing, construction, inspection, start-up and testing of capital improvements, replacements, repairs or additions to the Facility.

“Capacity Payment” has the meaning set forth in Section 5.5.

“Change-in-Law” means, after the date set forth in the preamble to this Agreement, the adoption, imposition, promulgation, change in interpretation or modification by a Governmental Authority of any law, regulation or Governmental Approval, or the issuance of a final and non-appealable order, judgment, award or decree of a Governmental Authority having the effect of the foregoing.

“Change-in-Law Taxes” means, after the date set forth in the preamble to this Agreement, any change (increase or decrease) in Taxes imposed on Seller on (a) the sale or use of fuel for generation of electricity, (b) the sale of Capacity or (c) the production or sale of Energy or Ancillary Services, in any case, resulting from a Change-in-Law.

“Claims” means all claims or actions, threatened or filed and, whether groundless, false, fraudulent or otherwise, that directly or indirectly relate to the subject matter of an indemnity, and the resulting losses, damages, expenses (including reasonable attorneys’ fees and disbursements) and court costs, whether incurred by settlement or otherwise, and whether such claims or actions are threatened or filed prior to or after the termination of this Agreement.

“Closing” and “Closing Date” have the meanings set forth in Section 3.1 of the Facility Purchase Agreement.

“Contract Price” means the price to be paid by Buyer to Seller for the purchase of the Buyer’s Contractual Capacity and associated Energy and Ancillary Services, as determined in accordance with the provisions of Article V.

“Contract Year” means the period beginning at 12:01 a.m. EPT on the Start Date and ending on December 31st of the same year, and each succeeding calendar year thereafter during the Delivery Period.  If the first or last Contract Year consists of a shorter period than a full calendar year, including by reason of the termination of this Agreement prior to the expiration of the Delivery Period, then that Contract Year may consist of a shorter period than a full calendar year, in which case with respect to that Contract Year, all terms and provisions of this Agreement that refer to or are based on a Contract Year shall be adjusted ratably downward to reflect such shorter period.

“EPT” or “Eastern Prevailing Time” means the local time at the geographical location of the Delivery Point.

“Delivery Period” has the meaning set forth in Section 2.2.

“Delivery Point” has the meaning set forth in Section 3.3.

“Depreciation Payment” has the meaning set forth in Section 5.4.

“Dispatch” means the actions of Buyer and/or its designated agents or representatives in controlling and designating the quantity of Energy and Ancillary Services to be produced by the Facility.

“Effective Date” means the date on which all of the conditions precedent set forth in Section 10.1  have been satisfied or waived, which date shall not be earlier than the Closing Date.

“End Date” has the meaning set forth in Section 2.2.

“Energy” means three-phase, 60-cycle alternating current electric energy, expressed in MWh.

“Equitable Defenses” means any bankruptcy, insolvency, reorganization and other laws affecting creditors’ rights generally, and with regard to equitable remedies, the discretion of the court before which proceedings to obtain same may be pending.

“Facility” means the combined-cycle, natural-gas power plant with a nameplate generating capacity of 1,096 megawatts located in or near Lawrenceburg, Indiana, that began commercial operation in June 2004, commonly known as the Lawrenceburg Generating Station.

“Facility LMP Point” means the location recognized by the PJM’s scheduling and settlement systems as the point at which the 345 kV double circuit lines from the Facility’s 345 kV station terminate at the Tanners Creek 345 kV Station.

“Facility Purchase Agreement” means the Purchase and Sale Agreement, dated as of December 29, 2006, by and between PSEG Lawrenceburg Energy Company LLC, a Delaware limited liability company, and Seller, pertaining to the acquisition by Seller of the Purchased Assets, as defined therein, including the Facility.

“FERC” means the Federal Energy Regulatory Commission or any successor entity with similar jurisdiction.

“Force Majeure” means an event or circumstance which prevents one Party from performing its obligations under this Agreement, which event or circumstance was not reasonably anticipated as of the date set forth in the preamble to this Agreement, which is not within the reasonable control of, or the result of the negligence of, the Affected Party, and which, by the exercise of due diligence, the Affected Party is, by using reasonable efforts, unable to overcome or avoid or cause to be avoided.

“Fuel Costs” means all fixed or variable costs, expenses, losses, liabilities, claims and charges related to the acquisition, storage, inventory, balancing and transportation and delivery of fuel for the Facility, including related costs of credit.

“Fuel Payment” has the meaning set forth in Section 5.2.

“Governmental Approval” means any permit, authorization, registration, consent, action, waiver, exception, variance, order, judgment, decree, license, exemption, publication, filing, notice to, or declaration of or with, or required by any Governmental Authority or applicable law.

“Governmental Authority” means any federal, state, tribal, local, or municipal government body; and any governmental, regulatory, or administrative agency, commission, body, agency, instrumentality, or other authority exercising or entitled to exercise any executive, judicial, legislative, administrative, regulatory, or taxing authority or power, including any court or other tribunal.

“Imbalance Charges” means any penalties, fees or charges assessed by a Transmission Operator or Transmission Provider for failure to satisfy requirements for balancing of electric energy receipts and deliveries or loads and generation, or payable to any other Person in connection with the delivery of electrical energy in an amount(s) different from the amount(s) scheduled.

“Income Tax” means any Tax imposed by any Taxing Authority (i) based upon, measured by or calculated with respect to gross or net income, profits or receipts (including municipal gross receipt Taxes, capital gains Taxes and minimum Taxes) or (ii) based upon, measured by or calculated with respect to multiple bases (including corporate franchise Taxes) if one or more of such bases is described in clause (i), in each case together with any interest, penalties or additions attributable to such Tax.

“Indemnified Parties” has the meaning set forth in Section 12.2.

“kW” means kilowatt.

“Mobile-Sierra Doctrine” has the meaning set forth in Section 12.14.

“Monthly Payment” has the meaning set forth in Section 5.1.

“MW” means megawatt.

“MWh” means megawatt-hour.

“Moody’s” means Moody's Investors Services, Inc. or its successor.

“O&M Payment” has the meaning set forth in Section 5.3.

“Operation and Maintenance Costs” means all fixed or variable costs, expenses, losses, liabilities, claims, charges and associated credits incurred directly or indirectly in the performance of Operating Work, but not including Fuel Costs.

“Operating Work” means the operation, maintenance, use, repair or retirement of the Facility on or after the Start Date, including but not limited to labor; parts; supplies; insurance; permits; related taxes; community relations; procurement of ancillary services, fuel and other consumables; fuel acquisition, transportation balancing and storage; waste handling and disposal; filing, defense and settlement of claims, suits and causes of action; procurement (or sale) of Allowances and settlement of all other environmental charges (or credits) pertaining to the operation of the Facility; but excluding any Capital Improvements Work.

“Outage” shall mean any unavailability, in whole or in part, of the Facility whereby it is not capable of fully operating at its rated capability due to (i) a Forced Derating, Forced Outage Maintenance Derating, Maintenance Outage, Planned Derating, Planned Outage, (all as defined in the NERC Generating Unit Availability Data System (“GADS”) Data Reporting Instructions); (ii) the actual or anticipated failure of component(s); (iii) external restrictions; (iv) testing; (v) work being performed; (vi) maintenance; (vii) construction, or (viii) any other condition or circumstance that reduces electrical generating output from time to time from the Facility so as to prevent Seller from performing its obligations in whole or in part.

“Party” has the meaning set forth on the preamble hereto.

 “Person” means any individual, corporation, partnership, limited liability company, other business organization of any kind, association, trust, or governmental entity, agency or instrumentality.

“PJM” means the PJM Interconnection, LLC or any successor entity with similar responsibilities.

“Property Tax” means any Tax resulting from and relating to the assessment of real or personal property by any Taxing Authority.

“Schedule” or “Scheduling” means the actions of Buyer and/or its designated agents or representatives, including the Transmission Operator, if applicable, in notifying, requesting and confirming to each other the quantity and type of Energy or Ancillary Services associated with the Facility to be delivered on any given day or days (or in any given hour or hours, or portion thereof) during the Delivery Period at the Delivery Point.

“Seller” has the meaning set forth in the preamble hereto.

“Seller’s Debt Percentage” or “DP” means the percentage of Seller’s capital allocable to the Facility that is composed of long-term debt as reflected on Seller’s books and records as of the relevant determination date.

“Seller’s Equity Percentage” or “EP” means the percentage of Seller’s capital allocable to the Facility that is composed of equity as reflected on Seller’s books and records as of the relevant determination date.

“Seller’s Facility Net Book Value” or “FNBV” has the meaning set forth in Section 5.5.

“Seller’s Long Term Debt Rate” or “LTDR” means Seller’s average annual cost of long-term debt (i.e., debt having maturities of greater than twelve calendar months) allocable to the Facility as reflected on Seller’s books and records as of the relevant determination date.

“Seller’s Preferred Stock Percentage” or “PSP” means the percentage of Seller’s capital allocable to the Facility that is composed of preferred stock as reflected on Seller’s books and records as of the relevant determination date.

“Seller’s Preferred Stock Rate” or “PSR” means Seller’s average annual cost of preferred stock allocable to the Facility as reflected on Seller’s books and records as of the relevant determination date.

“Seller’s Return on Equity” or “ROE” means Seller’s post-tax rate of return on equity, which amount will equal, for each Contract Year, the average of the daily Moody’s Long-Term Baa Corporate Bond Index for the month of December of the preceding calendar year, and adding 560 basis points (5.60 percentage points).

“Seller’s Facility Net Book Value” or “FNBV” means the net book value of the Facility as reflected on the books and records of Seller immediately prior the Contract Year, and including all construction work in progress (“CWIP”) and working capital reflected on Seller’s books and records allocable to the Facility.

“Seller’s Weighted Average Cost of Capital” or “WACOC” has the meaning set forth in Section 5.5.

“Start Date” has the meaning set forth in Section 2.2.

“Straddle Period” means, as appropriate, either any Tax Period beginning before the beginning of the first Contract Year and ending either during or as of the end of the first Contract Year or any Tax Period that is longer than one month.  For example, pursuant to Section 8.5, the Tax Period for Property Taxes is each calendar year.  Hence, the Tax Period for Property Taxes is a Straddle Period.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, value added, windfall or other profits, alternative or add-on minimum, estimated, franchise, profits, sales, use, real property, personal property, ad valorem, vehicle, airplane, boat, license, payroll, employment, workers’ compensation, unemployment compensation, withholding, social security, disability, excise, severance, stamp, occupation, premium, environmental (including taxes under Code section 59A), customs duties, import fees, capital stock transfer, title, documentary, or registration, or other tax, duty, or impost of any kind whatsoever, whether disputed or not.  “Taxes” includes (i) any liability for the payment of any amounts described in the preceding sentence as a result of being a member of an affiliated, consolidated, combined, or unitary group for any taxable period, (ii) any liability for the payment of any amount described in clause (i) above as a result of being a Person required to withhold or collect Taxes imposed on another Person, (iii) any liability for the payment of any amount described in the preceding sentence or in clause (i) or (ii) of this sentence as a result of being a transferee of, or successor in interest to, any Person or as a result of an express or implied obligation to indemnify any Person, and (iv) any and all interest, penalties, additions to tax, or additional amounts imposed in connection with or with respect to any amount described above in this definition.

“Taxing Authority” shall mean, with respect to any Tax, the governmental entity (national, local, municipal or otherwise) or political subdivision thereof that imposes such Tax, the agency (if any) charged with the collection of such Taxes for such entity or subdivision, including any governmental or quasi-governmental entity, a council (if any) or agency that imposes, grants or monitors Taxes or the abatements thereof, or is charged with collecting social security or similar charges or premiums.

“Tax Period” means the time period for which or during which a Tax is imposed by any Taxing Authority.

“Tax Reimbursement Payment” has the meaning set forth in Section 5.6.

“Term” has the meaning set forth in Section 2.1.

“Transmission Operator” means PJM or any Transmission Provider, independent system operator, regional transmission operator or other transmission operator from time to time having authority to control the transmission control area to which the Facility is interconnected.

“Transmission Provider” means any Person or Persons that owns, operates or controls facilities used for the transmission of electrical energy in interstate commerce.

“Unit Contingent” or reference to “Unit Contingency” means, with respect to Energy or Ancillary Services associated with Buyer’s Contractual Capacity, that such Energy or Ancillary Services is intended to be supplied from the Facility and Seller’s failure to deliver such Energy or Ancillary Services is excused to the extent the Facility (including all facilities on Seller’s side of the Delivery Point) is unavailable as a result of (i) an Outage, (ii) Force Majeure or (iii) Buyer’s failure to perform.

1.2           Interpretation.  Unless the context otherwise requires:

(a) Words singular and plural in number will be deemed to include the other and pronouns having masculine or feminine gender will be deemed to include the other.

(b) Any reference herein to any Person includes its successors and permitted assigns and, in the case of any Government Authority or Taxing Authority, any Person succeeding to its functions and capacities.

(c) Any reference herein to any Article, Section, clause, Exhibit or Schedule means and refers to the appropriate Article, Section or clause in this Agreement or Exhibit or Schedule to this Agreement.

(d) Other grammatical forms of defined words or phrases have corresponding meanings.

(e) The term “including” when used in this Agreement means “including without limitation.”

(f) Unless otherwise specified, a reference to a specific time for the performance of an obligation is a reference to that time in the place where that obligation is to be performed.

(g) A reference to a document or agreement, including this Agreement, includes all appendices, schedules and exhibits thereto.

(h) A reference to a document or agreement, including this Agreement, includes a reference to that document or agreement as amended, supplemented, amended and restated or otherwise modified from time to time.

(i) If any payment, act, matter or thing hereunder would occur on a day that is not a Business Day, then such payment, act, matter or thing shall, unless otherwise expressly provided for herein, occur on the next succeeding Business Day.

(j) The words “hereof,” “hereunder,” “herein,” “herewith,” and “hereto,” and similar words refer to this Agreement as a whole and not to any particular Article, Section or clause in this Agreement.

1.3           Technical Meanings.  Words not otherwise defined herein that have well-known and generally accepted technical or trade meanings are used herein in accordance with such recognized meanings, as of the date set forth in the preamble to this Agreement.

ARTICLE II

TERM

2.1           Term.  The term of this Agreement (“Term”) shall commence on the date set forth in the preamble to this Agreement and shall continue, unless earlier terminated in accordance with the provisions of this Agreement, until the End Date.

2.2           Delivery Period. The period during which the Parties will be obligated to purchase and sell Capacity, Energy and Ancillary Services as set forth in this Agreement (“Delivery Period”) will commence on the Effective Date, or such later date as may be jointly specified by the Parties (“Start Date”), and end on December 31st of the year in which the tenth (10th) anniversary of the Start Date occurs (“End Date”).

2.3           Extension Period.  Buyer may extend the Delivery Period for an additional two (2) years by providing six (6) months advance written notice to Seller.  If extended, the “End Date” of the Delivery Period will be the last day of the two-year extension period.

ARTICLE III

PURCHASE AND SALE OBLIGATION

3.1           Seller’s and Buyer’s Obligations.  Subject to, and in accordance with, the terms and conditions of this Agreement, Seller agrees to sell and deliver, and Buyer agrees to purchase, receive, and pay for, Buyer’s Contractual Capacity and the Energy and Ancillary Services associated with Buyer’s Contractual Capacity delivered by Seller to the Delivery Point during each hour of the Delivery Period.

3.2           Unit Contingent.  All Energy and Ancillary Services associated with Buyer’s Contractual Capacity and all of Seller’s obligations to sell and deliver the Energy and Ancillary Services associated with the Buyer’s Contractual Capacity are Unit Contingent.

3.3           Delivery Point.  The Delivery Point for Energy and Ancillary Services associated with Buyer’s Contractual Capacity will be the border between the States of Indiana and Ohio on the transmission system of Indiana Michigan Power Company or its successor .

3.4           Scheduling and Dispatch.  Buyer or its agent will Schedule and Dispatch the Energy and Ancillary Services associated with Buyer’s Contractual Capacity in accordance with this Agreement and within the operating parameters of the Facility, as determined by Seller from time to time.  Seller will Schedule and Dispatch, or will cause to be Scheduled and Dispatched, the Facility in the manner requested by Buyer or its agent pursuant to this Agreement.  Buyer will be allocated any excess (or deficit) in the amount of Energy or Ancillary Services made available by Seller at the Delivery Point over (or under) the amount of Energy or Ancillary Services Scheduled and Dispatched by Buyer.  Buyer will be responsible for all Imbalance Charges associated with the Energy and Ancillary Services made available to it by Seller at the Delivery Point.  The Energy and Ancillary Services associated with Buyer’s Contractual Capacity will be recorded by the Parties in the PJM’s scheduling and settlement systems at the Facility LMP Point.

3.5           Force Majeure.  To the extent either Party is prevented by Force Majeure from carrying out, in whole or part, its obligations under this Agreement (other than an obligation to pay money), and such Party (the “Affected Party”) gives notice and details of the Force Majeure to the other Party as soon as practicable (but not later than thirty (30) days thereafter to the extent such details are then available) then the Affected Party shall be excused from the performance of its obligations under this Agreement (other than the obligation to make payments) so long as the Affected Party shall be using all reasonable efforts to overcome the Force Majeure and resume performance as soon as possible.  The non-Affected Party shall not be required to perform or resume performance of its obligations (excluding payment obligations) to the Affected Party corresponding to the obligations of the Affected Party excused by Force Majeure, until such time and to the extent the Affected Party resumes its performance.

ARTICLE IV

FACILITY OPERATIONS

4.1           Operation and Maintenance.  At all times during the Delivery Period, Seller shall perform the Operating Work, or cause the Operating Work to be performed, in accordance with good commercial practice consistent with the procedures employed by Seller and its Affiliates that are regulated utilities at similar generating stations.  Subject to reimbursement as set forth in Article V, Seller shall be responsible for all costs, expenses, losses, liabilities and charges incurred by it, or on its behalf, in the performance of Operating Work, including the procurement of ancillary services sufficient to satisfy ancillary service obligations to the Transmission Operator related to the Facility.

4.2           Capital Improvements.  From time to time during the Term, as deemed necessary by Seller, Seller shall perform, or cause to be performed, Capital Improvements Work related to  the Facility.  Subject to reimbursement as set forth in Article V, Seller shall be responsible for all costs, expenses, losses, liabilities and charges incurred by it, or on its behalf, in the performance of Capital Improvements Work.

4.3           Planned Outage Schedule.  Seller will develop and implement, or cause to be developed and implemented, a planned outage and maintenance schedule for the Project that is reasonably acceptable to Buyer.

4.4           Auxiliary Power.  During any hour that the Facility is out of service, Seller will procure the energy used by Facility auxiliaries during that hour or, if requested by Seller and not prohibited by law or the rules of the Transmission Operator, Buyer shall provide in-kind the Energy used by Facility auxiliaries during that hour.

ARTICLE V

PRICING

5.1           Monthly Payments.  For each calendar month during the Delivery Period, Buyer shall pay Seller an amount (the “Monthly Payment”) equal to the sum of (i) a Fuel Payment, (ii) an O&M Payment, (iii) a Depreciation Payment, (iv) a Capacity Payment and (v) a Tax Reimbursement Payment.  The Monthly Payment will be Seller’s sole compensation for Seller’s sale and delivery to Buyer of Buyer’s Contractual Capacity and the Energy and Ancillary Services associated with Buyer’s Contractual Capacity.

5.2           Fuel Payment.  For each calendar month during each Contract Year, Buyer shall pay Seller an amount (the “Fuel Payment”) equal to the Fuel Costs incurred by Seller for that month.

5.3           O&M Payment.  For each calendar month during each Contract Year, Buyer shall pay Seller an amount (the “O&M Payment”) equal to the Operation and Maintenance Costs of the Facility for that month, less any charges that are capitalized by Seller.

5.4           Depreciation Payment.  For each calendar month during each Contract Year, Buyer shall pay Seller an amount (the “Depreciation Payment”) equal to the depreciation expenses incurred by Seller at the rate established in this Section 5.4 during the relevant month and directly related to its ownership interest in the Facility.  Seller’s depreciation rate as of the date set forth in the preamble to this Agreement is 3.02% per annum, which rate and payment amount will be updated effective each January 1st during the Term of this Agreement to reflect the actual depreciation rate set forth on its books and records as of that date.

5.5           Capacity Payment.  For each calendar month during each Contract Year, Buyer shall pay Seller an amount (the “Capacity Payment”) equal to the following:

                   Capacity Payment = FNBV x WACOC
                                          12
        where,

FNBV                        =           Seller’s Facility Net Book Value

WACOC                    =

LTDR                         =           Seller’s Long Term Debt Rate

PSR                            =           Seller’s Preferred Stock Rate

ROE                           =           Seller’s Return on Equity

DP                              =           Seller’s Debt Percentage

PSP                            =           Seller’s Preferred Stock Percentage

EP                              =           Seller’s Equity Percentage

A calculation of the Capacity Payment as of the date set forth in the preamble to this Agreement is set forth in Schedule 5.5.  Each component of the Capacity Payment will be updated as of January 1st of each calendar year during the Term of this Agreement, or at more frequent intervals as elected by Seller.

5.6           Tax Reimbursement Payment.  For each calendar month during each Contract Year, Buyer shall pay Seller an amount (the “Tax Reimbursement Payment”) equal to all Taxes (other than taxes included in Sections 5.2 through 5.5, above, such that there will be no duplication of Tax reimbursement to Seller) for that month applicable to Buyer’s Contractual Capacity and the Energy and Ancillary Services associated with Buyer’s Contractual Capacity, as more fully set forth in Article VIII.  Any Tax based upon income, gross receipts or any similar Tax for which the inclusion of such Tax in the Monthly Payment would increase Seller’s liability for any Tax shall be grossed-up so as to make the receipt of any such Tax neutral to the Seller.  Any Tax for any Straddle Period shall be included in the Monthly Payment based upon the ratio of the days in the month for the Monthly Payment over the total number of days in the Tax Period.  Taxes included in the Monthly Payment may be estimated by Seller.  The difference between estimated Taxes and the actual Taxes for which Buyer is responsible will be billed or credited to Buyer, as appropriate, in one or more installments following the end of the relevant Tax Period.  For purposes of Taxes subject to the provisions of this Section 5.6, all Taxes shall be based upon the amount accrued for the relevant calendar month billing period, including any deferred tax amount.

ARTICLE VI

BILLING AND PAYMENT

6.1           Billing and Payment.  The calendar month shall be the standard period for all payments under this Agreement.  As soon as practicable after the end of each month, Seller will render to Buyer an invoice for the payment obligations incurred during the preceding month.  Each component of the invoice will be described in reasonable detail.  All invoices under this Agreement shall be due and payable on or before the twentieth (20th) day of each month.  Buyer will make payments by electronic funds transfer to the account designated by Seller, or by other mutually agreeable method(s).

6.2           Books and Records; Audit.  Seller shall keep, or shall cause to be kept, all necessary books of record, books of account, and memoranda of all transactions involving the Facility, in conformance, where required, with the FERC’s Uniform  System of Accounts.  Seller shall make, or shall cause to be made, all computations relating the Facility and all allocations of the costs and expenses of the Facility.  Buyer has the right to examine the records of Seller to the extent reasonably necessary to verify the accuracy of any statement, charge or computation made pursuant to this Agreement.  If requested, Seller shall provide to Buyer statements evidencing the quantities delivered to Buyer at the Delivery Point.  If any such examination reveals any inaccuracy in any statement, the necessary adjustments in such statement and the payments thereof will be made promptly, provided, however, that any claim by a Party for overpayment or underpayment with respect to an invoice is waived unless the other Party is notified of the claim within twelve (12) months after the invoice is rendered or any specific adjustment to the invoice is made.  If an invoice is not rendered within twelve (12) months after the close of the month during which performance occurred, the right to payment for such performance is waived.

6.3           Netting of Payments.  The Parties hereby agree that they shall discharge mutual debts and payment obligations due and owing to each other under this Agreement through netting, in which case all amounts owed by each Party to the other Party under this Agreement, including any related damages, interest, and payments or credits, shall be netted so that only the excess amount remaining due shall be paid by the Party who owes it.

ARTICLE VII

LIMITATIONS

7.1           Limitation of Remedies, Liability and Damages.  EXCEPT AS SET FORTH HEREIN, THERE IS NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ANY AND ALL IMPLIED WARRANTIES ARE DISCLAIMED.  FOR BREACH OF ANY PROVISION OF THIS AGREEMENT, THE OBLIGOR’S LIABILITY SHALL BE LIMITED TO DIRECT DAMAGES ONLY, SUCH DIRECT DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED.  NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE.  IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE.

ARTICLE VIII

TAXES

8.1           Cooperation.  Each Party shall use reasonable efforts to implement the provisions of and to administer this Agreement in accordance with the intent of the parties to minimize all Taxes, so long as neither Party is materially adversely affected by such efforts.

8.2           Taxes.  Subject to reimbursement by Buyer as set forth in Article V, Seller shall pay or cause to be paid all Taxes imposed on or with respect to the Buyer’s Contractual Capacity and associated Energy and Ancillary Services arising prior to the Delivery Point.  Buyer shall pay the Tax Reimbursement Payment and pay or cause to be paid all Taxes on or with respect to the Buyer’s Contractual Capacity and associated Energy and Ancillary Services at and from the Delivery Point.  In the event Seller is required by law or regulation to remit or pay Taxes which are Buyer’s responsibility hereunder, Buyer shall promptly reimburse Seller for such Taxes as set forth in Article V.  If Buyer is required by law or regulation to remit or pay Taxes which are Seller’s responsibility hereunder, Buyer may deduct the amount of any such Taxes from the sums due to Seller under Article V of this Agreement.  Nothing shall obligate or cause a Party to pay or be liable to pay any Taxes for which it is exempt under the law.

8.3           Change-in-Law Taxes.  Buyer shall be responsible for (or receive the benefit of) all Change-in-Law Taxes.

8.4           Exemptions.  Either Party, upon written request of the other, shall provide a certificate of exemption or other reasonably satisfactory evidence of exemption if either Party is exempt from any Taxes and shall use all reasonable efforts to obtain or maintain, or to enable the other Party to obtain or maintain, any exemption from or reduction of any Taxes, whether currently available or becoming available in the future.  Without limiting the generality of the foregoing, the Parties agree that, if beneficial to the efforts of either Party to obtain or maintain any exemption from or reduction of any Taxes, whether currently available or becoming available in the future, the Parties will cooperate to restructure the transactions contemplated by this Agreement so as to enable either Party to obtain or maintain such exemption or reduction, as the case may be; provided, however, that any such restructuring shall not affect adversely the economic consequences of this Agreement to either Party or subject either Party to any regulatory jurisdiction other than that to which it is subject on the date set forth in the preamble to this Agreement.

ARTICLE IX

COMPLIANCE WITH LAWS

9.1           Seller’s Compliance.  Seller shall, at its expense, comply with all applicable laws and obtain and maintain all Governmental Approvals applicable to Seller and/or the Facility, or necessary for Seller’s performance of its obligations hereunder.  Notwithstanding the foregoing, Seller shall not be deemed in default of this obligation if it is contesting the application, interpretation, order, or other legal direction or Governmental Approval of any Governmental Authority in good faith and with due diligence through appropriate proceedings and if such non-compliance does not have a material adverse effect on Seller’s performance of this Agreement.

9.2           Buyer’s Compliance.  Buyer shall at its expense, at all times, comply with all applicable laws and obtain and maintain all Governmental Approvals applicable to Buyer or necessary for Buyer’s performance of its obligations hereunder.  Notwithstanding the foregoing, Buyer shall not be deemed in default of this obligation if Buyer is contesting the application, interpretation, order, or other legal direction or Governmental Approval of any Governmental Authority in good faith and with due diligence through appropriate proceedings and if such non-compliance does not have a material adverse effect on Buyer’s performance of this Agreement.

ARTICLE X

CONDITIONS

10.1           Conditions.  Subject to Section 10.2 and except to the extent waived in writing by the Parties in their sole and absolute discretion, the obligation of the Parties to consummate the transactions contemplated hereunder shall be subject to fulfillment of the following conditions:

(i)           The occurrence of the Closing.

(ii)           Seller shall have filed with the FERC and received acceptance of this Agreement that is satisfactory to Seller and Buyer in their sole judgment and discretion, without any limitation thereto whatsoever.

(iii)           The Parties shall each have obtained any and all other Approvals required with respect to the performance of their respective obligations hereunder and such Approvals shall be in form and substance satisfactory to Seller and Buyer in their sole and absolute discretion.

10.2           Obligations of Buyer and Seller.  Commencing on the date set forth in the preamble to this Agreement, on the terms and subject to the conditions of this Agreement, each Party shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other Party in taking or doing, all things necessary, proper or advisable to consummate the transactions contemplated hereby, including, without limitation the satisfaction of the conditions set forth in Section 10.1.

10.3           Failure of Conditions Generally.  This Agreement may be terminated by either Party in the event that the conditions set forth in Section 10.1 are not satisfied or waived by the Parties in accordance with such Section.

ARTICLE XI

REPRESENTATIONS AND WARRANTIES

11.1           Representations and Warranties of Both Parties.  On the date set forth in the preamble to this Agreement each Party represents and warrants to the other Party that:

(i)           it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

(ii)           subject to the fulfillment of the conditions set forth in Section 10.1, it has all Governmental Approvals necessary for it legally to perform its obligations under this Agreement;

(iii)           the execution, delivery and performance of this Agreement are within its powers, have been duly authorized by all necessary action and do not violate any of the terms and conditions in its governing documents, any contracts to which it is a party or any law, rule, regulation, order or the like applicable to it;

(iv)           this Agreement constitutes a legally valid and binding obligation enforceable against it in accordance with its terms; subject to any Equitable Defenses;

(v)           it is not bankrupt, however evidenced, and there are no proceedings pending or being contemplated by it or, to its knowledge, threatened against it which would result in it being or becoming bankrupt;

(vi)           there is not pending or, to its knowledge, threatened against it any legal proceedings that could materially adversely affect its ability to perform its obligations under this Agreement;

(vii)           no material breach of this Agreement with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement; and

 (viii)                      it has entered into this Agreement in connection with the conduct of its business and it has the capacity or ability to make or take delivery of the Buyer’s Contractual Capacity and associated Energy and Ancillary Services.

ARTICLE XII

MISCELLANEOUS

12.1           Title and Risk of Loss.  Title to and risk of loss related to the Capacity and associated Energy and Ancillary Services shall transfer from Seller to Buyer at the Delivery Point.  Seller warrants that it will deliver to Buyer the Capacity and associated Energy and Ancillary Services free and clear of all liens, security interests, claims and encumbrances or any interest therein or thereto by any Person arising prior to the Delivery Point.

12.2            Indemnity.  Each Party shall indemnify, defend and hold harmless the other Party and such Party’s partners, directors, officers, employees, agents and representatives (the “Indemnified Parties”) from and against any Claims arising from or out of any event, circumstance, act or incident first occurring or existing during the period when control of, risk of loss related to, and title to the Capacity and associated Energy and Ancillary Services is vested in such Party as provided in Section 12.1, except to the extent, as to any Indemnified Party, such Claims are attributable to the gross negligence or willful misconduct of such Indemnified Party.  Each Party shall indemnify, defend and hold harmless the other Party against any Taxes for which such Party is responsible under Article VIII.  The foregoing indemnities shall forever survive the termination of the Agreement.

12.3            Amendments and Waivers.  Neither this Agreement nor any provisions hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by both Parties.

12.4            Notices.  All notices, requests, statements or payments shall be made as specified in Schedule 12.4.  Notices, other than notices regarding availability, Scheduling and Dispatch of the Facility shall, unless otherwise specified herein, be in writing and shall be deemed to be given or made if delivered by (a) hand delivery, electronic mail or other electronic transmission device capable of written record or facsimile, in each case, effective at the close of business on the day actually received, if received during business hours on a Business Day, otherwise shall be effective at the close of business on the next Business Day, or (b) United States mail or overnight courier service, in each case, effective on the next Business Day after it was sent.  Notices regarding the availability, Scheduling and Dispatch of the Facility may be made (x) telephonically, effective when made, or (y) by electronic mail or other electronic device capable of written record, effective when received.  A Party may change its notice details by providing a notice of same to the other Party in accordance herewith.

12.5            Successors and Assigns; Assignment.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and the Parties’ successors and assigns permitted hereby and no other Person shall acquire or have any rights under or by virtue of this Agreement.  Neither Party shall assign this Agreement or its rights hereunder without the prior written consent of the other Party, which consent may be withheld in the exercise of its sole discretion; provided, however, that either Party may, without the consent of the other Party (and without relieving itself from liability hereunder) (i) transfer, sell, pledge, encumber or assign this Agreement or the accounts, revenues or proceeds hereof in connection with any financing or other financial arrangements, (ii) transfer or assign this Agreement to an Affiliate which shall agree in writing to be bound by the terms and conditions of this Agreement.

12.6            Integration.  This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes any and all previous and understandings, oral or written, between the Parties relating to the subject matter hereof.

12.7           Acknowledgments.  This Agreement shall be considered for all purposes as prepared through the joint efforts of the Parties and shall not be construed against one Party or the other as a result of the preparation, substitution, submission or other event of negotiation, drafting or execution hereof.

12.8           Waiver.  No failure to exercise and no delay in exercising by a Party any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any right, remedy power or privilege.

12.9           Counterparts.  This Agreement may be executed by the Parties in any number of counterparts, which, taken together, shall constitute one and the same legal binding instrument.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

12.10          Headings.  The headings used herein are for convenience and reference purposes only.

12.11          Confidentiality.  Neither Party shall disclose the terms or conditions of this Agreement to a third party (other than the Parties’ employees, lenders, counsel, accountants or advisors who have a need to know such information and have agreed to keep such terms confidential) except in order to comply with any applicable law, regulation, or any exchange, control area or independent system operator rule or in connection with any court or regulatory proceeding; provided, however, that each Party shall, to the extent practicable, use reasonable efforts to prevent or limit the disclosure.  Subject to the provisions of Section 7.1, the Parties shall be entitled to all remedies available at law or in equity to enforce, or seek relief in connection with this confidentiality obligation.

12.12          Governing Law.  THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED, ENFORCED AND PERFORMED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OHIO, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

12.13          Severability.  Should any provision of this Agreement be held to be invalid or unenforceable, such provision shall be invalid or unenforceable only to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable any other provision hereof.

12.14          Mobile/Sierra Doctrine.  Absent the agreement of all Parties to the proposed change, the standard of review for changes to any rate, charge, classification, term or condition of this Agreement, whether proposed by a Party, a non-party or FERC acting sua sponte, shall be the “public interest” standard of review set forth in United Gas Pipe Line Co. v. Mobile Gas Service Corp., 350 U.S. 332 (1956) and Federal Power Commission v. Sierra Pacific Power Co., 350 U.S. 348 (1956) (the “Mobile-Sierra Doctrine”), or such other standard of review permissible to preserve the intent of the parties pursuant to this Section to uphold the sanctity of contracts without modification.

[signatures appear on next page]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date set forth in the preamble to this Agreement.

AEP GENERATING COMPANY By: American Electric Power Service Corporation Its: Agent
By: ____________________________ Name: Title:

COLUMBUS SOUTHERN POWER COMPANY By: American Electric Power Service Corporation Its: Agent
By: ____________________________ Name: Title:

SCHEDULE 5.5

INITIAL CAPACITY PAYMENT

The Capacity Charge as of the date set forth in the preamble to this Agreement is $2,255,500 per month:

                Capacity Payment = FNBV x WACOC
                                   12
                       where,

FNBV                          =           $325,000,000

WACOC                      =

LTDR                           =           6.0%

PSR                              =           0%

ROE                             =           11.82%

DP                                =           60%

PSP                              =           0%

EP                                =           40%

SCHEDULE 12.4

NOTICE INFORMATION

If to Seller:

      AEP Generating Company
      One Riverside Plaza
Columbus, Ohio   433215
      Attention:  President

      with a copy to:

      AEP Generating Company
      One Riverside Plaza
Columbus, Ohio   433215
Attention:  Secretary, AEP Generating Company

If to Buyer:

      Columbus Southern Power Company
      One Riverside Plaza
Columbus, Ohio   433215
Attention:  President

      with a copy to:

      Columbus Southern Power Company
      One Riverside Plaza
Columbus, Ohio   433215
Attention:  Secretary, Columbus Southern Power Company